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                                                                    Exhibit 12.1


                            EarthWatch Incorporated

               Computation of Ratio of Earnings to Fixed Charges

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
                                                                                                 Three Months Ended    Period from
                                                      Year Ended December 31,                        March31,        January 1, 1995
                                      -------------------------------------------------------   --------------------  (Inception) to
                                         1996         1997        1998      1999       2000         2000       2001   March 31, 2001
                                         ----         ----        ----      -----      ----         ----       ----   --------------
                                                                         (dollars in thousands) (unaudited) (unaudited) (unaudited)
Pre-tax Income (Loss)                  $(23,706)   $(50,731)  $ (12,920)  $(20,319)   $79,682   $ (5,372)  $  (7,205)   $  (39,108)

Fixed Charges:
  Interest Expense                           63          86       1,340      5,482      4,492      1,984       4,726        16,215
  Capitalized Interest                      145       5,670       6,056     11,340     24,329      5,296       3,578        51,118
  Rent                                      312         410         341        385        470         32          64         2,087
                                       ------------------------------------------------------   --------------------    ----------
Total Fixed Charges                         520       6,166       7,737     17,207     29,291      7,312       8,368        69,420
                                       ======================================================   ====================    ==========

Earnings, as Defined                   $(23,331)   $(50,235)  $ (11,239)  $(14,452)   $84,644   $ (3,356)  $  (2,415)   $  (20,806)
                                       ======================================================   ====================    ==========

Ratio of Earnings to Fixed Charges           --          --          --         --      2.89x         --          --            --
Deficiency of Earnings to Fixed
Charges                                $(23,851)   $(56,401)  $ (18,976)  $(31,659)        --   $(10,668)  $ (10,783)   $  (90,226)
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